EXHIBIT 10.1

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is effective as of September 4, 2013 (the “Effective Date”), by and between EMMIS OPERATING COMPANY, an Indiana company (“Employer”), and PATRICK WALSH, an Indiana resident (“Executive”).
RECITALS
WHEREAS, Employer and its affiliates are engaged in the ownership and operation of certain radio, magazine and related operations (together, the “Emmis Group”); and
WHEREAS, Employer desires to employ Executive and Executive desires to be so employed.
NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.Employment Status and Duties. Upon the terms and subject to the conditions set forth in this Agreement, Employer hereby employs Executive, and Executive hereby accepts exclusive employment with Employer. During the Term (as defined below), Executive shall serve as Chief Financial Officer and Chief Operating Officer. Executive shall have direct operating responsibility for the radio division and such other duties, functions, authority and responsibilities as are commensurate with the position of Chief Financial Officer and Chief Operating Officer. Executive’s services hereunder shall be performed on an exclusive, full‑time basis in a professional, diligent and competent manner to the best of Executive’s abilities. Executive shall not undertake any outside employment or business activities without the prior written consent of Employer. It is understood and agreed that the location for the performance of Executive’s duties and services pursuant to this Agreement shall be the offices designated by Employer in Indianapolis, Indiana. Executive shall be permitted to serve on the board of charitable, civic and for-profit organizations so long as such services: (i) are approved in writing in advance by Employer; and (ii) do not interfere with Executive’s duties and obligations under this Agreement. Employer hereby approves of Executive’s membership on the following boards, so long as such membership complies with this Section 1: National Association of Broadcasters, Media Financial Managers Association, Radio Music License Committee, Indianapolis 500 Festival and Center for Leadership Development. Executive is currently a member of the Board of Directors of Emmis Communications Corporation (“ECC”), and he shall continue to serve in such position, subject to election by ECC’s shareholders, without additional remuneration (unless Employer elects to remunerate “inside directors”) but shall be entitled to the benefit of indemnification pursuant to the terms of Section 18.10. Executive shall also serve without additional remuneration as a director and/or officer of one (1) or more of Employer’s subsidiaries or affiliates if appointed to such position(s) by Employer and shall also be entitled to the benefit of indemnification pursuant to the terms of Section 18.10.
2.    Term. The term of this Agreement shall commence on the Effective Date and continue through and including July 31, 2017, unless earlier terminated in accordance with the provisions set forth in this Agreement (the “Term”). The one year period commencing on the Effective Date shall be the “First Contract Year”; the one year period commencing on September 4, 2014 shall be the “Second Contract Year”; the one year period commencing on September 4, 2015 shall be the “Third Contract Year”; and the period commencing on September 4, 2016 through and including July 31, 2017 shall be the “Fourth Contract Year” (each of the foregoing, a “Contract Year”). Notwithstanding the foregoing, in the event that Executive accepts (during the Term) a bona fide Chief Executive Officer position that (i) represents a good faith opportunity to advance Executive’s career and (ii) is with an employer that is not a Competitive Business (as defined below), Executive may terminate his employment with Employer provided that Executive shall give Employer prompt written notice of such acceptance and such notice is (x) at least one-hundred twenty (120) days prior to termination of Executive’s employment if he accepts such position before expiration of the Second Contract Year or (y) at least sixty (60) days prior to termination of Executive’s employment if he accepts such a position during the Third or Fourth Contract Year. In the event that Executive terminates his employment prior to the original expiration of the Term in compliance with this Section 2, the Term shall run through Executive’s termination date, all post-term obligations set forth in this Agreement shall commence as of the termination date, and Employer shall pay Executive all amounts set forth in Section 9.2(ii). For purposes of this Section 2, “Chief Executive Officer position” shall mean a position in which Executive’s primary duties are those generally associated with a Chief Executive Officer.
3.    Base Salary; Auto Allowance. Upon the terms and subject to the conditions set forth in this Agreement, Employer shall pay or cause to be paid to Executive an annualized base salary of Six Hundred Thousand Dollars ($600,000) (the “Base Salary”), payable pursuant to Employer’s customary payroll practices and subject to applicable taxes and withholdings as required by law. Executive’s Base Salary shall be increased at the beginning of each Fiscal Year (as defined below) during the Term by a percentage equal to the average percentage merit increase for Employer’s corporate employees who do not have an employment agreement, but in no event shall any such increase exceed two and one half percent (2.5%) of Executive’s Base Salary in effect immediately prior to such increase.
Except as otherwise set forth herein, Employer shall have no obligation to pay Executive the Base Salary for any periods during which Executive fails or refuses to render services pursuant to this Agreement (except that Executive shall not be considered to have failed or refused to render services during any periods of Executive’s incapacity or absence from work due to sickness or other approved leave of absence in accordance with the Company’s policies, subject to Employer’s right to terminate Executive’s employment pursuant to Section 11) or for any period following the expiration or termination of this Agreement. In addition, it is understood and agreed that Employer may, at its sole election, pay up to ten percent (10%) of Executive’s Base Salary in Shares (as defined below); provided that: (i) the Shares are registered with the U.S. Securities and Exchange Commission (the “SEC”) on a then-effective Form S-8 or other applicable registration statement and are issued without restriction on resale (and further provided that the Shares are listed on a securities exchange or over-the-counter market, which does not include listing on the “pink sheets,” at the time of issuance), subject to any restrictions on resale under ECC’s Security Trading Policy and applicable federal and state law; and (ii) the percentage of Executive’s Base Salary payable in Shares shall be consistent with, and the exact number of Shares to be awarded to Executive shall be determined in the same manner as, that utilized for the Key Executive Group. The term “Key Executive Group” refers to the Company’s General Counsel and President – Publishing Division (or, if either of those positions are no longer comparable to Executive’s position, any other positions mutually agreed upon by the parties).
During the Term, Executive shall receive a monthly auto allowance in the amount of One Thousand Dollars ($1,000) (subject to withholding and applicable taxes as required by law) consistent with Employer’s policy or practices regarding such allowances, as such policy or practices may be amended from time to time during the Term in Employer’s sole and absolute discretion; provided, however, that in no event shall the auto allowance amount paid to Executive pursuant to this provision be reduced.
4.    Incentive Compensation.
4.1    Option Grants. As of the Effective Date, Executive was granted an option (the “Option”) to acquire Two Hundred Fifty Thousand (250,000) shares of Class A Common Stock of ECC (“Shares”), which shall vest upon completion of the Second Contract Year, subject to the terms of this Section 4.1 and Section 10. On January 2, 2014, Executive shall be granted an Option to acquire Two Hundred Fifty Thousand (250,000) Shares, of which fifty percent (50%) shall vest upon completion of the Third Contract Year and fifty percent (50%) shall vest upon completion of the Fourth Contract Year, subject to the terms of this Section 4.1 and Section 10. The Options granted pursuant to this Section 4.1 shall: (i) have an exercise price per share equal to the Fair Market Value (“FMV”) of the stock on the date of grant (as FMV is defined in the applicable Equity Compensation Plan, or any subsequent equity compensation or similar plan adopted by ECC and generally used to make equity‑based awards to executive‑level employees of the Emmis Group (the “Plan”)); (ii) notwithstanding any other provisions in this Agreement, be granted according to the terms and subject to the conditions of the Plan; (iii) be evidenced by a written grant agreement containing such terms and conditions as are generally provided for other executive‑level employees of the Emmis Group; and (iv) be exercisable for Shares with such restrictive legends on the certificates in accordance with the Plan and applicable securities laws. Employer shall use reasonable efforts to register the Shares subject to the awards on a Form S-8 or other applicable registration statement at such time as the Shares are issued to Executive. The Options granted pursuant to this Section 4.1 are intended to satisfy the regulatory exemption from the application of Code Section 409A for certain options for service recipient shares, and shall be interpreted and administered accordingly.
4.2     Fiscal Year Bonus Amounts. Upon the terms and subject to the conditions set forth in this Section 4, in connection with each of Employer’s fiscal years ending February 28, 2014, February 28, 2015, February 29, 2016, February 28, 2017 and February 28, 2018 (each, a “Fiscal Year”), Executive shall be eligible to receive one (1) performance bonus in an annualized target amount equivalent to Executive’s Base Salary (each, a “Fiscal Year Bonus”), the exact amount of which, if any, shall be determined based upon Executive’s attainment of certain performance and financial goals as determined each Fiscal Year by the Compensation Committee of the Board of Directors of ECC (the “Compensation Committee”), in its sole and absolute discretion, and communicated to Executive within ten (10) days after a final determination by the Compensation Committee. The Fiscal Year Bonus for Employer’s fiscal year ending February 28, 2014 shall be paid pursuant to the Fiscal 2014 Corporate Incentive Plan approved by the Compensation Committee as of March 1, 2013 (the “2013 CIP”).
In the event that Executive’s employment with Employer ends at expiration of the Term (following July 31, 2017), the Fiscal Year Bonus earned by Executive with respect to Employer’s Fiscal Year ending February 28, 2018, if any would have been earned had Executive worked through February 28, 2018, as determined by the Compensation Committee, in its reasonable discretion, shall be pro-rated according to the following formula: the amount of the Fiscal Year Bonus that Executive would have earned had Executive worked such entire Fiscal Year multiplied by a fraction, the numerator of which shall be five (5), the denominator of which shall be twelve (12).
4.3    Performance-Based Completion Bonus. Except as provided below, on the condition that Executive remains employed by Employer, on a full-time, continuous basis, through the end of the Second Contract Year, Employer shall grant to Executive Shares with a FMV (at close of business on the final day of the Second Contract Year) of (i) Three Hundred Thousand Dollars ($300,000), if ASP (as defined below) as of the final day of the Second Contract Year is equal to or more than Four Dollars and Sixteen Cents ($4.17) and less than Four Dollars and Fifty-Four Cents ($4.54), or (ii) Five Hundred Thousand Dollars ($500,000), if ASP as of the final day of the Second Contract Year is equal to or greater than Four Dollars and Fifty-Four Cents ($4.54) but less than Four Dollars and Ninety-Two Cents ($4.92), or (iii) Seven

Hundred Thousand Dollars ($700,000), if ASP as of the final day of the Second Contract Year is equal to or greater than Four Dollars and Ninety-Two Cents ($4.92) (the “Mid-Term PBCB”). Except as provided below, on the condition that Executive remains employed by Employer, on a full-time, continuous basis, through the Term, Employer shall grant to Executive Shares with a FMV (at close of business on the final day of the Term) of (iv) Six Hundred Thousand Dollars ($600,000), if ASP as of the final day of the Fourth Contract Year is equal to or more than Five Dollars and Fifty-One Cents ($5.51) and less than Six Dollars and Fifty-Three Cents ($6.53), or (v) One Million Dollars ($1,000,000), if ASP as of the final day of the Fourth Contract Year is equal to or greater than Six Dollars and Fifty-Three Cents ($6.53) but less than Seven Dollars and Sixty-Nine Cents ($7.69), or (vi) One Million Four Hundred Thousand Dollars ($1,400,000), if ASP as of the final day of the Fourth Contract Year is equal to or greater than Seven Dollars and Sixty-Nine Cents ($7.69); provided, however, each of the amounts set forth in this sentence, if any are earned, shall be reduced by the original FMV of any Mid-Term PBCB award already made pursuant to the preceding sentence (the “Full-Term PBCB”) (the Mid-Term PBCB and the Full-Term PBCB, collectively, the “PBCB”). The PBCB awards, if any are earned, shall be made to Executive on or within seven (7) business days of September 4, 2015 and August 1, 2017, respectively. Notwithstanding anything contained herein to the contrary, a PBCB award set forth above shall not be made (regardless of ASP) in the event that, prior to the payment date of such PBCB award, Executive is paid any amounts as a result of a “Qualifying Termination” (as defined in the 2011 CIC Agreement) following a Change in Control (as defined below) pursuant to the 2011 CIC Agreement (as defined below). “ASP” shall mean an adjusted share price, calculated as follows: the average Volume-Weighted Average Price (VWAP) as determined by NASDAQ of one (1) Share during the thirty (30) calendar day period prior to and including the final day of the relevant measuring period, plus the amount of all dividends paid on one (1) Share between the Effective Date and the final day of the relevant measuring period. For purposes of calculating the number of shares awarded to Executive under this Section 4.3, the FMV of the shares will be deemed to be the Volume-Weighted Average Price, calculated in the same manner as described above (but excluding any dividends).
Notwithstanding the foregoing, if Executive’s employment is terminated prior to September 4, 2015 (and Executive does not receive any payment as a result of a Qualifying Termination pursuant to the 2011 CIC Agreement prior to the payment date of the Mid-Term PBCB award) and such termination is: (a) due to Executive’s death or (b) on account of Executive’s incapacity pursuant to Section 11, then Employer shall make to Executive, within two (2) weeks after termination of his employment, the Mid-Term PBCB award, if any would have been earned based on ASP on Executive’s termination date, as if Executive had been employed by Employer, on a full-time, continuous basis through September 3, 2015. Additionally, if Executive’s employment is terminated after September 3, 2015 but prior to August 1, 2017 (and Executive does not receive any payment as a result of a Qualifying Termination pursuant to the 2011 CIC Agreement prior to the payment date of the

Full-Term PBCB award) and such termination is: (a) due to Executive’s death or (b) on account of Executive’s incapacity pursuant to Section 11, then Employer shall make to Executive, within two (2) weeks after termination of his employment, the Full-Term PBCB award, if any would have been earned based on ASP on Executive’s termination date, as if Executive had been employed by Employer, on a full-time, continuous basis through July 31, 2017; provided, however, the award set forth in this sentence, if any are earned, shall be reduced by the original value of any Mid-Term PBCB award already made.
4.4    Annual Stock Completion Bonus. On the first day of each of the Contract Years, Employer shall grant to Executive restricted Shares in the following amounts: First Contract Year – One Hundred Fifty Thousand Dollars ($150,000); Second Contract Year – Three Hundred Fifty Thousand Dollars ($350,000); Third Contract Year – Two Hundred Fifty Thousand Dollars ($250,000); and Fourth Contract Year – Two Hundred Fifty Thousand Dollars ($250,000) (the “Restricted Shares”). Each of the individual Restricted Share grants shall vest upon completion of the Contract Year during which such Restricted Share grant was made, subject to the terms of this Section 4. In the event that any dividends are paid on Restricted Shares during the vesting period for any Restricted Share grant, Employer shall pay dividends with respect to Executives’ Restricted Shares (including any unvested shares), in the same form and at the same time as dividends are paid to other shareholders in respect of vested, unrestricted Shares. The Restricted Shares granted pursuant to this Section 4.4 shall be granted according to the terms and subject to the conditions of the Plan and shall include a restrictive legend as provided for by the Plan. Upon the vesting of any Restricted Shares, Employer shall withhold a sufficient number of Shares to satisfy all federal, state and local withholding requirements unless Executive has otherwise remitted funds sufficient to satisfy any such withholding requirements. If Executive’s employment is terminated prior to vesting of any Restricted Share grant and such termination is due to a Qualifying Termination on or following a Change in Control and Executive receives a Change in Control payment pursuant to the 2011 CIC Agreement, then, within two (2) weeks after termination of his employment, a pro-rata portion of the Restricted Share grant shall immediately vest upon such termination. Any pro-rata vesting of the Restricted Share grant shall be based upon the number of calendar days elapsed between the first day of the then-current Contract Year through and including the date of termination divided by (i) three hundred sixty-five during the First, Second or Third Contract Year or (ii) three hundred thirty-one in the Fourth Contract Year.
4.5    Payment/Award of Bonuses. Employer shall pay, cause to be paid or award, as applicable, to Executive the bonuses, if earned according to the terms and conditions set forth in Sections 4.2, 4.3 and 4.4; provided that, unless provided otherwise in Sections 4.2, 4.3 and 4.4 or Sections 9, 10, 11 or 12 of this Agreement, through the final day of the applicable measuring period for such bonus: (i) this Agreement is in full force and effect and has not been terminated for any reason (other than due to a material breach of this Agreement by Employer); and

(ii) Executive is fully performing all of Executive’s material duties and obligations pursuant to this Agreement and is not in breach of any of the material terms and conditions of this Agreement (provided that Executive’s failure or inability to perform his duties and obligations because of his death or incapacity (pursuant to Section 11), including during leaves of absence, shall not be considered a breach of this Agreement or non-performance under this provision). In addition, it is understood and agreed that Employer may, at its sole election, pay any bonus amounts earned by Executive pursuant to this Section 4 in cash or Shares. Any Shares awarded pursuant to this Section 4 shall be registered with the SEC on a then-effective Form S-8 or other applicable registration statement and are issued without restriction on resale (and further provided that the Shares are listed on a securities exchange or over-the-counter market, which does not include listing on the “pink sheets,” at the time of issuance), subject to any restrictions on resale under ECC’s Security Trading Policy and applicable federal and state law. In the event that Employer elects pursuant to this Section 4.5 to pay any Fiscal Year Bonus amounts in Shares, the percentage of such bonus amounts payable in Shares shall be consistent with, and the exact number of Shares to be awarded to Executive shall be determined in the same manner as, that utilized for the Key Executive Group. Any Fiscal Year Bonus amounts earned by Executive pursuant to the terms and conditions of Section 4.2 shall be paid after the end of the Fiscal Year for which the bonus is earned (but in no event later than ninety (90) days after the end of such Fiscal Year), except any pro-rated Fiscal Year Bonus earned by Executive for the period ending July 31, 2017 shall be paid within two (2) weeks of July 31, 2017. Any and all bonus amounts payable by Employer to Executive pursuant to this Section 4 shall be subject to applicable taxes and withholdings as required by law. Notwithstanding any other provisions of this Agreement, any bonus pursuant to Sections 4.2, 4.3 or 4.4 shall be paid to Executive by the earlier of the date specified herein or the date that is no later than two-and-a-half months after the end of either Employer’s or Executive’s first taxable year (whichever period is longer) in which any such bonus is no longer subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).
5.    Expenses; Travel. Employer shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term in connection with the performance of Executive’s services hereunder upon presentation of expense statements, vouchers or other supporting documentation as Employer may require of Executive; provided that, such expenses are otherwise in accordance with Employer’s policies. Executive shall undertake such travel as may be required in the performance of Executive’s duties pursuant to this Agreement.
6.    Fringe Benefits.
6.1    Vacation and Other Benefits. Each Contract Year, Executive shall be entitled to four (4) weeks of paid vacation (annualized) in accordance with Employer’s applicable policies and procedures for executive-level employees. Executive shall also be eligible to participate in and receive the fringe benefits generally made available to other executive‑level employees of Employer in accordance with and to the extent that Executive is eligible under the general provisions of Employer’s fringe benefit plans or programs; provided, however, that Executive understands that these benefits may be increased, changed, eliminated or added from time to time during the Term as determined in Employer’s sole and absolute discretion.
6.2    Insurance and Estate Planning. Each Contract Year, Employer agrees to reimburse Executive in an amount not to exceed Five Thousand Dollars ($5,000) for the annual premium and other fees and expenses associated with estate planning services for Executive, including legal and tax services, and/or Executive’s purchase or maintenance of a life or disability insurance policy or other insurance policies on the life, or related to the care, of Executive. Executive shall be entitled to freely select and change the beneficiary or beneficiaries under such policy or policies. Notwithstanding anything to the contrary contained in this Agreement, Employer’s obligations under this Section 6.2 are expressly contingent upon Executive providing required information and taking all necessary actions required of Executive in order to obtain and maintain the subject services, policy or policies, including without limitation passing any required physical examinations. Reimbursements pursuant to this Section 6.2 with respect to a Contract Year shall be made as soon as administratively feasible after Executive submits the information and documentation required for reimbursement; provided, however, under no circumstances shall such reimbursement be paid later than two-and-a-half months after the end of the calendar year or Employer’s taxable year in which such Contract Year commenced.
7.    Non-Disclosure; Work Product; Injunctive Relief.
7.1    Non‑Disclosure. Executive acknowledges that certain information concerning the business of the Emmis Group and its members (including but not limited to trade secrets and other proprietary information) is of a highly confidential nature, and that, as a result of Executive’s employment with Employer prior to and during the Term, Executive shall receive and develop proprietary and confidential information concerning the business of Employer and/or other members of the Emmis Group which, if known to Employer’s competitors, would damage Employer, other members of the Emmis Group and their respective businesses. Accordingly, Executive hereby agrees that during the Term and thereafter, Executive shall not divulge or appropriate for Executive’s own use, or for the use or benefit of any third party (other than Employer and its representatives, or as directed in writing by Employer), any information or knowledge concerning the business of Employer, or any other member of the Emmis Group, which is not generally available to the public other than through the activities of Executive. Executive further agrees that, immediately upon termination of Executive’s employment for any reason, Executive shall promptly surrender to Employer all documents, brochures, plans, strategies, writings, illustrations, client lists, price lists, sales, financial or marketing plans, budgets and any and all other materials (regardless of form or character) which

Executive received from or developed on behalf of Employer or any member of the Emmis Group in connection with Executive’s employment prior to or during the Term. Executive acknowledges that all such materials shall remain at all times during the Term and thereafter the sole and exclusive property of Employer and that nothing in this Agreement shall be deemed to grant Executive any right, title or interest in such material.
7.2    Work Product. Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Executive individually or jointly with others during the period of his employment by Employer and relating in any way to the business or contemplated business, research or development of the Emmis Group (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of Employer. Executive acknowledges that, by reason of being employed by Employer at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by Employer. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to Employer, for no additional consideration, Executive's entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit Employer’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that Employer would have had in the absence of this Agreement. During and after his employment, Executive agrees to reasonably cooperate with Employer to (a) apply for, obtain, perfect and transfer to Employer the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to Employer any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by Employer. Executive hereby irrevocably grants Employer power of attorney to execute and deliver any such documents on Executive's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to Employer and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with Employer’s request (without limiting the rights Employer shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by Executive's subsequent incapacity. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any confidential information, materials, software or other tools made available to him by Employer or the Emmis Group.
7.3    Injunctive Relief. Executive acknowledges that Executive’s breach of this Section 7 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 7 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches this Section 7, Employer shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing this Section 7 to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security.
8.    Non‑Interference; Non-Competition; Injunctive Relief.
8.1    Non‑Interference. During the Term, and for a period of two (2) years immediately following the expiration or early termination of the Term for any reason, Executive shall not, directly or indirectly, take any action (or permit any action to be taken by an entity with which Executive is associated) which has the effect of interfering with Employer’s relationship (contractual or otherwise) with: (i) on‑air talent of any member of the Emmis Group; or (ii) any other employee of any member of the Emmis Group. Without limiting the generality of the foregoing, Executive specifically agrees that during such time period, neither Executive nor any entity with which Executive is associated shall solicit, hire or engage any on‑air talent or other employee of any member of the Emmis Group or any other employee of any member of the Emmis Group to provide services for Executive’s benefit or for the benefit of any other business or entity, or solicit or encourage them to cease their employment with any member of the Emmis Group for any reason.
8.2    Non‑Competition. Executive acknowledges the special and unique nature of Executive’s employment with Employer as a executive-level employee, and understands that, as a result of Executive’s employment with Employer prior to and during the Term, Executive has gained and will continue to gain knowledge of and have access to highly sensitive and valuable information regarding the operations of Employer and its subsidiaries and affiliated entities, including but not limited to the confidential information described more fully in Section 7.1. Accordingly, Executive acknowledges Employer’s interest in preventing the disclosure of such information through the engagement of Executive’s services by any of Employer’s competitors following the expiration or termination of the Term for any reason. Consequently, during the Term and for a period of twelve (12) months immediately following the expiration or termination of the Term for any reason, Executive shall not engage directly or indirectly in, or become employed by, serve as an agent or consultant to, or become an officer, director, partner, principal or shareholder of, any corporation, partnership or other entity which (i) is engaged in the terrestrial radio broadcasting business or the city and regional magazine publishing business, in any market in which Employer owns or operates a radio station or magazine as of the termination date of Executive’s employment with Employer or (ii) engaged in development of mobile applications using reception of AM, FM or HD radio broadcast signals as a content source (a “Competitive Business”). As long as Executive does not engage in any other activity prohibited by the immediately preceding sentence, Executive’s ownership of less than five percent (5%) of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute competition with Employer for the purpose of this Section 8.2.
8.3    Injunctive Relief. Executive acknowledges and agrees that the provisions of this Section 8 have been specifically negotiated and carefully worded in recognition of the opportunities which will be afforded to Executive by Employer by virtue of Executive’s continued association with Employer during the Term, and the influence that Executive has and will continue to have over Employer’s employees, customers and suppliers. Executive further acknowledges that Executive’s breach of Section 8.1 or 8.2 herein will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 8 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches Section 8.1 or 8.2, Employer shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing Section 8.1 or 8.2, to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security. Notwithstanding anything to the contrary contained in this Agreement, if Executive violates Section 8.1 or 8.2, and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of noninterference set forth therein. Accordingly, the obligations set forth in Section 8.1 or 8.2 shall have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the restrictive period began to run and the date of the first violation of the obligation(s) by Executive.
8.4    Construction. Despite the express agreement herein between the parties, in the event that any provisions set forth in this Section 8 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 8 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that this Section 8 shall be severable into its component parts, all as determined by such court or tribunal.
9.    Termination of Agreement by Employer for Cause.
9.1    Termination. Employer may terminate this Agreement and Executive’s employment hereunder for Cause (as defined in Section 9.3 below) in accordance with the terms and conditions of this Section 9. Following a determination by Employer that Executive should be terminated for Cause, Employer shall give written notice (the “Preliminary Notice”) to Executive specifying the grounds for such termination, and Executive shall have ten (10) days after receipt of the Preliminary Notice to attempt to cure any acts or omissions giving rise to Cause, if applicable, and/or to respond to Employer in writing. If following the expiration of such ten (10) day period Employer reaffirms its determination that Executive should be terminated for Cause, such termination shall be effective upon delivery by Employer to Executive of a final notice of termination.
9.2    Effect of Termination. In the event of termination for Cause as provided in Section 9.1 above:
(i)    Executive shall have no further obligations or liabilities hereunder except Executive’s obligations under Sections 7 and 8, which shall survive the termination of this Agreement, and except for any obligations arising in connection with any conduct of Executive described in Section 9.3;
(ii)    Employer shall have no further obligations or liabilities hereunder, except that Employer shall, not later than two (2) weeks after the termination date:
(a)    Pay to Executive any Base Salary which has been earned on or prior to the termination date, but which remains unpaid as of the termination date; and
(b)    Pay to Executive any bonus amounts which have been earned on or prior to the termination date pursuant to Section 4, if any, but which remain unpaid as of the termination date.
Additionally, Employer shall comply with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the provisions of any Employer benefit plans in which Executive or Executive’s eligible dependents or beneficiaries are participating at the time of termination.
9.3    Definition of Cause. For purposes of this Agreement, “Cause” shall be defined to mean any of the following: (i) Executive’s failure, refusal or neglect to perform any of Executive’s material duties or obligations under this Agreement, or any material duties assigned to Executive consistent with the terms of this Agreement (Executive’s inability or failure to perform his obligations hereunder because of his death or incapacity, subject to Employer’s right to terminate Executive’s employment pursuant to Section 11, including during approved periods of absence, or any accommodation in job duties or function as a result of Executive’s disability, shall not be considered Cause for termination under this provision), or abide by any applicable policy of Employer, or Executive’s breach of any material term or condition of this Agreement, and continuation of such failure, refusal, neglect, or breach after written notice and the expiration of a ten (10) day cure period; provided, however, that it is not the parties’ intention that the Employer shall be required to provide successive such notices, and in the event Employer has provided Executive with a notice and opportunity to cure pursuant to this Section 9.3, Employer may terminate this Agreement for a subsequent breach similar or related to the breach for which notice was previously given or for a continuing series or pattern of breaches (whether or not similar or related) without providing notice and an opportunity to cure; (ii) commission of any felony or any other crime involving an act of moral turpitude which is harmful to Employer’s business or reputation; (iii) Executive’s action or omission, or knowing allowance of actions or omissions, which are in violation of any law or any of the rules or regulations of the Federal Communications Commission, or which otherwise jeopardize any of the licenses granted to Employer or any member of the Emmis Group in connection with the ownership or operation of any radio station; (iv) theft in any amount; (v) actual or threatened violence against any individual (in connection with his employment hereunder) or another employee; (vi) sexual or other prohibited harassment of others that is actionable under applicable laws; (vii) unauthorized disclosure or use of trade secrets or proprietary or confidential information, as described more fully in Section 7.1; (viii) any action which brings Employer or any member of the Emmis Group into public disrepute, contempt, scandal or ridicule, and which is harmful to Employer’s business or reputation; and (ix) any matter constituting cause or gross misconduct under applicable laws.
10.    Termination by Employer Without Cause or Voluntary Resignation by Executive for Good Reason.
10.1    Effect of the Termination. If Employer Terminates Executive’s Employment (as defined below) without Cause, or Executive Terminates his Employment for Good Reason (as defined below), then:
(iii)    Executive shall have no further obligations or liabilities hereunder, except Executive’s obligations under Sections 7 and 8, which shall survive the termination of this Agreement.
(iv)    Employer shall have no further obligations or liabilities hereunder, except that Employer shall:

(a)    Pay to Executive any Base Salary which has been earned on or prior to the termination date, but which remains unpaid as of the termination date, in a lump-sum cash payment within two (2) weeks of the termination date, which amount will be paid whether or not Executive signs a release and waiver of claims as provided below.

(b)    Pay to Executive any bonus amounts, if any, which Executive earned prior to the termination date pursuant to Section 4 but which are unpaid as of the termination date, in a lump-sum cash payment within two (2) weeks of the termination date, which amount will be paid whether or not Executive signs a release and waiver of claims as provided below.

(c)    Pay to Executive a lump-sum cash payment within two (2) weeks of the Release Effective Date (as defined below) equal to One Million One Hundred Fifty Thousand Dollars ($1,150,000) less any Fiscal Year bonus amounts (for the Fiscal Year in which the termination occurs) either paid or required to be paid pursuant to Sections 4.2 and 10.1(ii)(b), subject to any applicable tax withholding and deductions as required by law.

(d)     If such termination occurs during the Second Contract Year, grant to Executive a pro-rated portion of the Mid-Term PBCB, if any would have been earned at the end of the Second Contract Year, using the number of days Executive was employed during the Term divided by seven hundred thirty (730) (such grant to be made on the date that the Mid-Term PBCB grant would have been made had Executive been employed on a full-time, continuous basis through the Second Contract Year).

(e)    If such termination occurs during the Fourth Contract Year, grant to Executive a pro-rated portion of the Full-Term PBCB, if any would have been earned at the end of the Fourth Contract Year, using the number of days Executive was employed during the Term divided by one thousand four hundred twenty-six (1,426) (such grant to be made on the date that the Full-Term PBCB grant would have been made had Executive been employed on a full-time, continuous basis through the Fourth Contract Year).

(f)    Pay or reimburse, for up to one (1) year, any medical, dental or vision insurance premiums (up to the amount that Employer is paying on behalf of Executive and his eligible dependents immediately prior to the date of termination, e.g., the employer-paid premium) for the continuation of such health coverage for Executive and Executive’s dependents pursuant to the provisions of COBRA or applicable state law. If Employer becomes eligible to participate in any other group insurance program of another employer and elects coverage thereunder, these payments shall cease at that time.

(g)    Accelerate in full the vesting of any Options granted to Executive prior to the termination date. Any Restricted Shares that are unvested as of the termination date shall be immediately forfeited.
(iii)    Executive shall execute a general release in favor of Employer and the Emmis Group in a customary form provided by Employer (a “Release”)by no later than 21 days after the receipt of the Release. The date the Release is effective and can no longer be revoked is the “Release Effective Date.” Each of the payments and grants set forth in Sections 10.1(ii)(c)-(g) are entirely contingent upon Executive’s execution of the Release. To the extent any severance pay or benefits described above are considered to be “deferred compensation” under Section 409A of the Code, and the maximum period during which Executive may consider whether to sign and revoke the release spans two calendar years, then to the extent required by Section 409A, no payments or benefits will occur or be paid until the later calendar year.
10.2    Definition of Termination of Employment. For purposes of this Agreement, when capitalized, “Terminates Employment,” “Termination of Employment,” or any variation of that term means a separation from service within the meaning of Section 409A (defined below). If Executive’s employment terminates but does not qualify as a separation from service under Section 409A, then Executive shall become entitled to receive the severance pay and benefits set forth in this Agreement at such time as he incurs a separation from service.
10.3    Definition of Good Reason. For purposes of this Section 10, the term “Good Reason” shall be defined to mean, without Executive’s written consent: (i) a reduction by Employer in Executive’s Base Salary or target Fiscal Year Bonus opportunity from the amounts set forth in this Agreement; (ii) failure of Employer to provide an office to Executive, or Employer requiring Executive to work in an office that is more than thirty-five (35) miles from the location of the Company’s principal executive offices at the time of this Agreement, except for required travel on business of the Company to the extent substantially consistent with Executive’s business travel obligations, or (iii) a material breach of the terms of this Agreement by Employer; provided that Executive has given Employer notice of such breach within thirty (30) days of the initial occurrence of the event that is alleged to constitute Good Reason, such breach remains uncured in the thirty (30) day period after such notice, and Executive terminates his employment no later than ten (10) days after the cure period has expired. Employer shall not take any position that a resignation by Executive for Good Reason fails to constitute on involuntary separation from service for purposes of Section 409A.
11.    Termination of Agreement by Employer for Incapacity.
11.1    Termination. If Executive shall become incapacitated (as defined in the Employer’s employee handbook or, if that is not applicable, as reasonably determined by Employer), Employer shall continue to compensate Executive under the terms of this Agreement without diminution and otherwise without regard to such incapacity or nonperformance of duties until Executive has been incapacitated for a cumulative period of six (6) months, at which time Employer may, in its sole discretion, elect to terminate Executive’s employment. The date that Executive’s employment terminates pursuant to this Section 11 is referred to herein as the “Incapacity Termination Date.”
11.2    Obligations after Termination. Executive shall have no further obligations or liabilities hereunder after an Incapacity Termination Date except Executive’s obligations under Sections 7 and 8, which shall survive the termination or expiration of this Agreement. After an Incapacity Termination Date, Employer shall have no further obligations or liabilities hereunder except that Employer shall, not later than two (2) weeks after an Incapacity Termination Date, pay to Executive those amounts described in Sections 4.3 and 9.2(ii); provided, however, that in the event an Incapacity Termination Date occurs at least six (6) months after the commencement of a Fiscal Year during the Term, Employer shall pay to Executive a pro-rated portion of the Fiscal Year Bonus for the Fiscal Year during which the Incapacity Termination Date occurs, such amount to be determined in the sole discretion of Employer. Additionally, Employer shall comply with the provisions of COBRA and the provisions of any Employer benefit plans in which Executive or Executive’s eligible dependents or beneficiaries are participating at the time of termination. Nothing in this Section 11 shall affect the amount of any benefits which may be payable to Executive under any insurance plan or policy maintained by Employer or Executive or pursuant to any Employer company practice, plan or program applicable to other executive-level employees of the Emmis Group.
12.    Death of Executive. This Agreement shall terminate immediately upon Executive’s death. In the event of such termination, Employer shall have no further obligations or liabilities hereunder except that Employer shall, not later than two (2) weeks after Executive’s date of death, pay or grant to Executive’s estate or designated beneficiary those amounts described in Sections 4.3 and 9.2(ii). Additionally, Employer shall comply with the provisions of COBRA and the provisions of any Employer benefit plans in which Executive or Executive’s eligible dependents or beneficiaries are participating at the time of termination. In the event that Executive dies after termination of this Agreement pursuant to Sections 9, 10 or 11, all amounts required to be paid by Employer prior to Executive’s death in connection with such termination that remain unpaid as of Executive’s date of death shall be paid to Executive’s estate or designated beneficiary.
13.    Termination of the Agreement because of Non-renewal. If this Agreement expires on July 31, 2017 and is not renewed or extended by the parties, Executive shall have no further obligations or liabilities hereunder, except Executive’s obligations under Sections 7 and 8, which shall survive the expiration of this Agreement. Employer shall have the liabilities and obligations set forth in Section 9.2(ii) above, and shall pay the Fiscal Year Bonus, if any, in accordance with Section 4.2 and the Completion Bonus in accordance with Section 4.3 within two (2) weeks after the expiration of the Agreement.
14.    Change in Title/Duties. Notwithstanding anything to the contrary contained herein, at any time upon prior notice to Executive, Employer may change Executive’s duties and responsibilities hereunder, and may change Executive’s titles with Executive’s consent in his sole discretion to a comparable title or may promote Executive to the position of President, Chief Executive Officer or Vice Chairman of the Company without his consent. If Employer elects to exercise its rights under this Section 14, Employer shall continue for the remainder of the Term (i) to provide Executive with an office within thirty-five (35) miles from the location of the Company’s principal executive offices at the time of this Agreement and (ii) to perform its obligations under Sections 3, 4, 5 and 6 of this Agreement.
15.    Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless Employer reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.
It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury

Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if Employer (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of Employer or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Employer (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

This Agreement is intended to comply with Section 409A, and it is intended that no amounts payable hereunder shall be subject to tax under Section 409A. Employer shall use commercially reasonable efforts to comply with Section 409A with respect to payments of benefits hereunder.

16.    Adjustments for Changes in Capitalization of Employer. In the event of any change in Employer’s outstanding Shares during the Term by reason of any reorganization, recapitalization, reclassification, merger, stock split, reverse stock split, stock dividend, asset spin-off, share combination, consolidation or other event, the number and class of Shares and/or Options awarded pursuant to Section 4 (and any applicable Option exercise price) and the Share used in the calculation of ASP in Section 4.3 shall be adjusted by the Compensation Committee in its sole and absolute discretion and, if applicable, in accordance with the terms of the Plan, and the option agreement evidencing the grant of the Option. The determination of the Compensation Committee shall be conclusive and binding. All adjustments pursuant to this Section shall be made in a manner that does not result in taxation to the Executive under Section 409A.
17.    Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be made in writing and shall be deemed to have been made as of: (a) the date that is three (3) days after the date of mailing, if sent via the U.S. postal service, first-class, postage-prepaid, (b) the date that is the next date upon which an overnight delivery service (Federal Express or UPS only) will make such delivery, if sent via such overnight delivery service, postage prepaid, (c) the date such delivery is made, if delivered in person to the notice party specified below or (d) the date such delivery is made, if delivered via email. Such notice shall be delivered as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
(i)    If to Employer:

Jeffrey H. Smulyan, Chairman & CEO
Emmis Communications Corporation
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Email: Jeff@emmis.com

With a copy to:
Legal Department
Emmis Communications Corporation
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Email: legal@emmis.com

(ii)    If to Executive, to Executive at Executive’s address in the personnel records of Employer.
18.    Miscellaneous.
18.1    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana without regard to its conflict of law principles.

18.2    Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any of the terms and conditions of this Agreement.
18.3    Entire Agreement. This Agreement shall supersede and replace, in all respects, any prior employment agreement entered into between the parties and any such agreement shall immediately terminate and be of no further force or effect. For purposes of the preceding sentence, any change in control, restricted stock, option and other benefits-related agreement shall not constitute a “prior employment agreement.”
18.4    Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive to any third party; provided, however, that Executive may designate pursuant to Section 18.6 one (1) or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive’s estate. Employer may assign all or any portion of its rights and obligations hereunder to any other member of the Emmis Group or to any successor or assignee of Employer pursuant to a reorganization, recapitalization, merger, consolidation, sale of substantially all of the assets or stock of Employer, or otherwise.
18.5    Amendments; Waivers. Except as expressly provided in the following sentence, this Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the written consent of Executive and Employer. Employer may amend this Agreement to the extent that Employer reasonably determines that such change is necessary to comply with Section 409A and further guidance thereunder, provided that such change does not reduce the amounts payable to Executive hereunder. The failure of a party at any time to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.
18.6    Beneficiaries. Whenever this Agreement provides for any payment to Executive’s estate, such payment may be made instead to such beneficiary as Executive may have designated in a writing filed with Employer. Executive shall have the right to revoke any such designation and to re‑designate a beneficiary by written notice to Employer (or to any applicable insurance company).
18.7    Change in Fiscal Year. If, at any time during the Term, Employer changes its fiscal year, Employer shall make such adjustments to the various dates and target amounts included herein as are necessary or appropriate, provided that no such change shall affect the date on which any amount is payable hereunder.

18.8    Executive’s Warranty and Indemnity. Executive hereby represents and warrants that Executive: (i) has the full and unqualified right to enter into and fully perform this Agreement according to each and every term and condition contained herein; (ii) has not made any agreement, contractual obligation or commitment in contravention of any of the terms and conditions of this Agreement or which would prevent Executive from performing according to any of the terms and conditions contained herein; and (iii) has not entered into any agreement with any prior employer or other person, corporation or entity which would in any way adversely affect Executive’s or Employer’s right to enter into this Agreement. Furthermore, Executive hereby agrees to fully indemnify and hold harmless Employer and each of its subsidiaries, affiliates and related entities, and each of their respective officers, directors, employees, agents, attorneys, shareholders, insurers and representatives from and against any and all losses, costs, damages, expenses (including attorneys’ fees and expenses), liabilities and claims, arising from, in connection with, or in any way related to, Executive’s breach of any of the representations or warranties contained in this Section 18.8.
18.9    Venue. Any action to enforce, challenge or construe the terms or making of this Agreement or to recover for its breach shall be litigated exclusively in a state court located in Marion County, Indiana, except that the Employer may elect, at its sole and absolute discretion, to litigate the action in the county or state where any breach by Executive occurred or where Executive can be found. Executive acknowledges and agrees that this venue provision is an essential provision of this Agreement and Executive hereby waives any defense of lack of personal jurisdiction or improper venue.
18.10    Indemnification. Executive shall be entitled to the benefit of the indemnification provisions set forth in Employer’s Amended and Restated Articles of Incorporation and/or By‑Laws, or any applicable corporate resolution, as the same may be amended from time to time during the Term (not including any limiting amendments or additions, but including any amendments or additions that add to or broaden the protection afforded to Executive at the time of execution of this Agreement) to the fullest extent permitted by applicable law. Additionally, Employer shall cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business Corporation Law (the “IBCL”), as the same may be amended from time to time during the Term, to the fullest extent permitted by the IBCL as required to make Executive whole in connection with any indemnifiable loss, cost or expense incurred in Executive’s performance of Executive’s duties and obligations pursuant to this Agreement. Employer shall also maintain during the Term, and for a commercially reasonable period after the Term, an insurance policy providing directors’ and officers’ liability coverage in a commercially reasonable amount. It is understood that the foregoing indemnification obligations shall survive the expiration or termination of the Term.

18.11    Executive and Employer have previously entered into that certain Emmis Change in Control Severance Agreement effective as of September 4, 2011 (the “2011 CIC Agreement”).  The 2011 CIC Agreement will continue in effect in accordance with its terms. Without limiting the generality of the foregoing and notwithstanding anything to the contrary contained in the 2011 CIC Agreement, whichever is then applicable: (i) neither the Completion Bonuses nor any bonus amount earned in excess of seventy percent (70%) of Executive’s Base Salary shall be included within the definition of “Bonus Amount” in the 2011 CIC Agreement; and (ii) the consummation of the sale, or series of sales resulting in a sale, of at least seventy percent (70%) of the domestic radio stations in which the Emmis Group owns an interest on the Effective Date constitutes at “Change in Control” under Section 1(e) of the 2011 CIC Agreement.
18.12    Survival. Provision of this Agreement shall survive the termination or expiration of this Agreement to the extent necessary in order to effectuate the intent of the parties hereunder, including without limitation Sections 7, 8, 9, 10, 11, 12 and 18.
18.13    [Signatures on Following Page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
EMMIS OPERATING COMPANY (“Employer”)
By: /s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chief Executive Officer
PATRICK WALSH
(“Executive”)
/s/ Patrick M. Walsh
Patrick Walsh

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